Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-275898

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index due December 31, 2026

Term Sheet dated May 30, 2024

Summary of Terms

Issuer:	Royal Bank of Canada
Market Measures:	The Russell 2000® Index (the “RTY Index”), the S&P 500® Index (the “SPX Index”) and the EURO STOXX 50® Index (the “SX5E Index”) (each an “Index,” and collectively “Indices”)
Pricing Date:	June 28, 2024
Issue Date:	July 3, 2024
Final Calculation Day:	December 28, 2026
Stated Maturity Date:	December 31, 2026
Face Amount:	$1,000 per security
Contingent Coupon Payment:	On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if the closing value of the lowest performing Index on the related calculation day is greater than or equal to its coupon threshold value. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4.
Contingent Coupon Payment Dates:	Quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 8.00% per annum, to be determined on the pricing date
Automatic Call:	If the closing value of the lowest performing Index on any of the calculation days scheduled to occur from December 2024 to September 2026, inclusive, is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment.
Calculation Days:	Quarterly, on the 28th day of each March, June, September and December, commencing September 2024 and ending December 2026, provided that the December 2026 calculation day will be the final calculation day
Call Settlement Date:	The contingent coupon payment date immediately following the applicable calculation day
Maturity Payment Amount (per security):

•      if the ending value of the lowest performing Index on the final calculation day is greater than or equal to its downside threshold value: $1,000; or

•      if the ending value of the lowest performing Index on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing Index on the final calculation day

Lowest Performing Index:	For any calculation day, the Index with the lowest performance factor on that calculation day
Performance Factor:	With respect to an Index on any calculation day, its closing value on such calculation day divided by its starting value (expressed as a percentage).
Starting Value:	For each Index, its closing value on the pricing date
Ending Value:	For each Index, its closing value on the final calculation day
Coupon Threshold Value:	For each Index, 75% of its starting value

Summary of Terms (continued)

Downside Threshold Value:	For each Index, 75% of its starting value
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee. In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services
CUSIP:	78017G3D1

Hypothetical Payout Profile (maturity payment amount)

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Index on the final calculation day is less than its downside threshold value, you will lose more than 25%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of any Index, but you will have full downside exposure to the lowest performing Index on the final calculation day if the ending value of that Index is less than the downside threshold value.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $905.91 and $955.91 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1000275/000095010324007414/dp211824_424b2-wfceln254wof.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•	If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	The Securities Are Subject To The Full Risks Of Each Index And Will Be Negatively Affected If Any Index Performs Poorly, Even If The Other Indices Perform Favorably.

•	Your Return On The Securities Will Depend Solely On The Performance Of The Index That Is The Lowest Performing Index On Each Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Indices.

•	You Will Be Subject To Risks Resulting From The Relationship Among The Indices.

•	You May Be Fully Exposed To The Decline In The Lowest Performing Index On The Final Calculation Day From Its Starting Value, But Will Not Participate In Any Positive Performance Of Any Index.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	You Will Be Subject To Reinvestment Risk.

•	A Contingent Coupon Payment Date, A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	There May Not Be an Active Trading Market for the Securities and Sales in the Secondary Market May Result in Significant Losses.

•	The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

•	The Initial Estimated Value Of The Securities Is Only an Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

Risks Relating To The Indices

•	An Investment In The Securities Is Subject To Small-Capitalization Companies Risk With Respect To The RTY Index.

•	The Securities Are Subject to Risks Relating To Non-U.S. Securities Markets With Respect To The SX5E Index.

•	The Securities Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro With Respect To The SX5E Index.

•	Investing In The Securities Is Not The Same As Investing In The Indices.

•	Historical Values Of The Indices Should Not Be Taken As An Indication Of The Future Performance Of The Indices During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Indices.

•	We And Our Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.